Exhibit 5(b)

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

October 15, 2026
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Ladies and Gentlemen:
We are acting as counsel to The Procter & Gamble Company, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) by the Company of an unlimited amount of one or more series of debt securities of the Company (the “Debt Securities”). In connection with any such contemplated issuance from time to time, we may pass upon the validity of the Debt Securities for any underwriters or agents.
The Debt Securities may be issued pursuant to an indenture, dated September 3, 2009, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”) filed as Exhibit (4)(a) to the Registration Statement. Deutsche Bank Trust Company Americas serves as trustee for the Indenture and is referred to herein as the “Trustee.”
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion. We examined, among other documents, the following:
(a)an executed copy of the Indenture; and
(b)a specimen form of the Debt Securities.
The documents referred to in items (a) and (b) above are collectively referred to as the “Documents.”
In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents
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Fried, Frank, Harris, Shriver & Jacobson LLP

October 15, 2026

and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (ii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto, and the execution thereof does not violate the charter, the bylaws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation or formation of any such parties; (iii) each of the Documents constitutes a valid and binding obligation of all the parties thereto enforceable against such parties in accordance with its respective terms (other than as expressly addressed in the opinion below as to the Company); (iv) all of the parties to the Documents will comply with all of their covenants, agreements and obligations under the Documents and all laws applicable thereto; and (v) the Debt Securities will conform to the specimens thereof examined by us.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement, and any amendments thereto (including any post-effective amendments) have become effective under the Securities Act, (ii) a Prospectus Supplement has been prepared and filed with the Securities and Exchange Commission describing the Debt Securities offered thereby and is in compliance, at all times, with all applicable laws, (iii) the terms of the issuance and sale of the Debt Securities have been established in conformity with the Indenture and duly approved by the Company in conformity with the Company’s Amended Articles of Incorporation, Regulations and By Laws and all other necessary corporate action on the part of the Company has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to the Debt Securities has been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (vi) the Debt Securities have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Indenture, in accordance with the terms of the agreement under which they are sold and in the manner contemplated by

Fried, Frank, Harris, Shriver & Jacobson LLP

October 15, 2026

the Registration Statement and/or the applicable Prospectus Supplement, such Debt Securities will constitute valid and binding obligations of the Company.
The opinion set forth above is subject to the following qualifications:
A.We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:
(i)relating to indemnification, contribution or exculpation;
(ii)containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);
(iii)related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;
(iv)specifying that provisions thereof may be modified or waived only in writing;
(v)purporting to give any person or entity the power to accelerate obligations without notice to the obligor;
(vi)relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or
(vii)that purports to create a trust, power of attorney or other fiduciary relationship.

Fried, Frank, Harris, Shriver & Jacobson LLP

October 15, 2026

B.We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates or interest legally chargeable or collectible.
C.Our opinion is subject to the following:
(i)bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;
(ii)general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and
(iii)the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.
D.The opinion expressed above is subject to the effect of, and we express no opinion herein as to, the application of state or foreign securities or blue sky laws or any rules and regulations thereunder, or the rules and regulations of the Financial Industry Regulatory Authority, Inc. and other self-regulatory agencies.
E.We express no opinion as to the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.
F.We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law or (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.
The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

Fried, Frank, Harris, Shriver & Jacobson LLP

October 15, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Opinions” in the Prospectus and “Validity of the Notes” in any Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP